FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (“Supplemental Indenture”) is made as of the 4th day of July 2011 by and between Verigy Ltd., a corporation duly organized under the laws of Singapore (the “Company”) (Company Registration Number 200601091C), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States, as Trustee (the “Trustee”), under the Indenture, dated as of July 15, 2009 (the “Indenture”).

WITNESSETH

WHEREAS, the Company and the Trustee have heretofore executed and delivered the Indenture providing for the issuance by the Company of 5.25% Convertible Senior Notes due 2014 (the “Notes”);

WHEREAS, the Company is a party to that certain Implementation Agreement, dated March 28, 2011 (the “Implementation Agreement”), by and between Advantest Corporation, a company organized under the laws of Japan (“Parent”), and the Company, pursuant to which the Company became a wholly owned subsidiary of Parent through a scheme of arrangement (the “Scheme”);

WHEREAS, the Scheme became effective on July 4, 2011 (the “Effective Time”) and, from and after the Effective Time, among other things, all issued Company Ordinary Shares other than those held by or on behalf of Parent or its subsidiaries were converted into and thereafter represented the right to receive $15.00 in cash (the “Share Price”), without any interest thereon;

WHEREAS, Section 7.05 of the Indenture provides that, in connection with the Scheme, the Company shall execute with the Trustee a supplemental indenture providing that, at the Effective Time, the right to convert each $1,000 principal amount of Notes will be changed to a right to convert such Notes into the kind and amount of cash that a holder of a number of Company Ordinary Shares equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive, and in addition, if the right to convert such Notes is exercised within the period from and including the Effective Time up to, and including, the Business Day immediately prior to the related Fundamental Change Purchase Date, the kind and amount of cash that a holder of a number of Company Ordinary Shares equal to the Additional Shares would have owned or been entitled to receive;

WHEREAS, Section 14.01 of the Indenture provides that the Company, when authorized by a resolution certified by the secretary or an assistant secretary or the general counsel of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee and by action of the Trustee may, from time to time, and at any time, enter into a supplemental indenture without the consent of the holders of the Notes to, inter alia, provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company contained in the Indenture or add or modify any other provision of the Indenture with respect to matters or questions arising under the Indenture which the Company and the Trustee may deem necessary or desirable and which does not materially and adversely affect the rights of any holder;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) copies of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture and (ii) the Opinion of Counsel described in Section 14.03 of the Indenture; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

Definitions

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

Amendments

Section 2.01. Share Price. Subject to and upon compliance with the provisions of the Indenture, the Share Price shall be fixed at $15.00 per Company Ordinary Share.

Section 2.02. Conversion. The right to convert each $1,000 principal amount of Notes into Ordinary Shares is hereby changed to a right to convert such Notes into (1) the kind and amount of cash that a holder of a number of Company Ordinary Shares equal to the Conversion Rate immediately prior to the Effective Time would have owned or been entitled to receive, and, in addition, (2) if the right to convert such Notes is exercised within the period from and including the Effective Time up to, and including, the Business Day immediately prior to the related Fundamental Change Purchase Date, the kind and amount of cash that a holder of a number of Company Ordinary Shares equal to the Additional Shares would have owned or been entitled to receive.

ARTICLE 3

Miscellaneous Provisions

Section 3.01 Effectiveness; Construction. This Supplemental Indenture shall become effective and operative and binding upon each of the Company, the Trustee and the holders of the Notes as of the day and year first above written, and upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03 Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “Act”), that is required under the Act to be part of and govern any provision of this Supplemental Indenture, the provisions of the Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Act that may be so modified or excluded, the Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.04 Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture so supplemented relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.05 No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.06 Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 3.07 Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08 Successors. All agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors.

Section 3.09 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.10 Counterpart Signatures. This Supplemental Indenture may be signed by the parties hereto in multiple counterparts. Each signed counterpart shall be deemed an original, but all of them together shall represent the same agreement.

[Signatures follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VERIGY LTD.,
as the Company

By:	/s/ Robert Nikl
	Name:	Robert Nikl
	Title:	Executive Vice President & Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as the Trustee

By:	/s/ Paula Oswald
	Name:	Paula Oswald
	Title:	Vice President

[Signature Page to First Supplemental Indenture]